Exhibit 99.1

NEWS RELEASE
TSX.V: GGX
OTCB: GGXCF
Berlin: AOLGDN
Frankfurt: POZ
December 13, 2011

GLOBAL GREEN MATRIX CORP. FINANCING UPDATE

Global Green Matrix Corp. (“Global Green” or the “Company”) – TSX Venture: GGX; OTCBB: GGXCCF; Berlin: AOLGDN; Frankfurt: POZ – announced today that it has signed a definitive Distribution/Dealer License  Agreement with Inergy Plus Technologies Inc. (“Inergy Plus”) dated December 10, 2011. The agreement provides Global Green with the exclusive right to utilize Inergy Plus’ technologies for Canada including the right to license, sell, operate and provide warranty services.

The primary technology is called the ReCyclone Advanced Gyroscopic Mill, also called the “PowerMaster.” The license to Global Green includes all current and future applications for the Power Master as registered with the United States Patent and Trademark office and all present and future intellectual property rights related to Inergy’s technologies during the 10 year term of the agreement.

Larry Harris, President and CEO of Inergy Plus Technologies states:  “I am proud and delighted to accept Global Green Matrix as our exclusive Canadian distributor for the technologies we have developed over several years. We believe that Global Green has the contacts and expertise to successfully market our products to make an impact in eliminating landfills."

Randy Hayward, CEO and President of Global Green noted “'The agreement with Inergy is the first step towards the generation of revenue and an excellent opportunity for Global Green and its  shareholders. We have identified a strong desire in many communities to reduce or eliminate the need for landfills, and will continue to build our business by licensing environmentally friendly, profitable  technologies with a proven track record. "

About Inergy Plus Technologies Inc. (www.inergyplustechnologies.com)

The Inergy Plus technology, developed by Larry Harris over many years, will revolutionize the waste management industry. The PowerMaster is the foundation of a process that converts municipal solid waste into recycled materials and energy, thereby extending the life of existing landfills or eliminating them entirely. Inergy Plus provides an environmentally sound solution to the processing of waste products in an efficient and cost effective manner.

About Global Green Matrix Corp. (www.globalgreenmatrix.com)

Global Green Matrix provides environmentally sound, economically feasible technologies to convert a wide variety of waste streams into useable products. With projects ranging from the processing of municipal solid waste into energy and the reclamation of oilfield waste and contaminated soil, GGX is at the cutting edge of waste remediation and disposal.

For further information visit our website at www.globalgreenmatrix.com, email at info@globalgreenmatrix.com or contact:

Randy Hayward, President
Global Green Matrix Corp.
Phone : 250-247-8689 or 604-687-8855
Fax: 604-628-5001

Neither The TSX Venture Exchange Nor Its Regulation Services Provider (As That Term Is Defined In The Policies Of The TSX Venture Exchange) Accepts Responsibility For The Adequacy Or Accuracy Of This News Release

This news release may contain assumptions, estimates, and other forward-looking statements regarding future events. Such forward-looking statements involve inherent risks and uncertainties and are subject to factors, many of which are beyond the Company's control that may cause actual results or performance to differ materially from those currently anticipated in such statements.